Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
BETWEEN

LY ACQUISITION LLC
AND
J. SHERMAN HENDERSON, III
July 30, 2003

-ii-

EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into as of July 30, 2003, by and between LY Acquisition LLC, a Kentucky limited liability company (the “Company”) and J. Sherman Henderson, III, an individual residing in Louisville, Kentucky (“Executive”).
     Recitals:
     A. Lightyear Communications, LLC, Lightyear Communications, Inc. and Lightyear Communications of Virginia, Inc. (“Lightyear”) have heretofore been engaged in the business of marketing, selling and providing telecommunications products and services, including long distance voice and data services to customers (the “Business”).
     B. Each of the Sellers has filed a voluntary petition in bankruptcy and is a debtor and debtor in possession in certain bankruptcy cases (the “Bankruptcy Cases”) pending before the United States Bankruptcy Court for the Western District of Kentucky, Louisville Division (“Bankruptcy Court”).
     C. The Company was formed for purposes of acquiring substantially all of the assets in Lightyear used in the Business, and in connection therewith, the Company has filed various pleadings with the Bankruptcy Court to effect such Acquisition in accordance with Sections 105, 363 and 365 and other applicable provisions of Chapter 11 of the Bankruptcy Code, including that certain Asset Purchase Agreement dated as of July 30, 2003.
     D. Executive has heretofore served as President and Chief Executive Officer of Lightyear and has extensive knowledge and expertise with respect to the Business.
     E. Company desires to secure the services of Executive as its President and Chief Executive Officer, and Executive desires to render such services to the Company.

     F. The parties hereto desire to set forth the terms and conditions of the employment relationship between the Executive and the Company.
     Agreement:
     Now, Therefore, the parties hereby agree as follows:
1. Employment. The Company hereby employs Executive for the “Term” (as defined in Section 2), and Executive accepts employment by the Company and agrees to serve the Company during the Term, upon the terms and conditions hereinafter set forth.
2. Term of Agreement. Executive’s employment shall commence on the date of the closing of the Acquisition [i.e. 2nd closing] and continue in effect until December 31, 2008 (“Initial Term”), unless sooner terminated as provided in Section 6 or Section 7. At the end of the Initial Term, this Agreement shall be automatically renewed for successive additional one-year terms (“Additional Terms”), unless within 180 days prior to the end of the Initial Term or any Additional Term either party gives the other written notice of Company’s or Executive’s intent not to renew this Agreement. The Initial Term and any Additional Term are referred to collectively as the “Term.”
3.	Employment.
     3.1 Title, Authority and Duties. During the Term, Executive shall be employed as an officer of the Company with the title of President and Chief Executive Officer. In such capacities, Executive shall have responsibility for implementing the strategies of the Company, as determined by the Managers of the Company (“Managers”), and the responsibility and authority for administering the day to day operations of the Company’s business and affairs, including, without limitation, all personnel and financial matters, subject to the direction of the Chairman of the Managers. Additionally, Executive shall perform such other reasonable duties as may be assigned him from time to time by the Chairman of the Managers, consistent with his position as President and Chief Executive Officer of the Company. So long as Executive is employed hereunder, Executive agrees (a) to perform Executive’s duties diligently and to the best of Executive’s ability, and (b) to use Executive’s best efforts, skill and ability to promote the interests of the Company. With the exception of a reasonable number of hours devoted to (i) the management of personal investments, (ii) service on corporate and industry related boards, civic or charitable boards not interfering with or detracting from Executive’s duties hereunder, and (iii) vacations, periods of disability or incapacity and sick leave, Executive shall devote Executive’s substantially full business time and attention to the faithful performance of such duties. During the Term, Executive shall not be required to relocate from Louisville, Kentucky.
4. Salary and Fringe Benefits.
          4.1 Salary. Company shall pay Executive a salary of $450,000 per year, or such higher salary as may be established by the Managers from time to time (“Salary”), which shall be payable in equal installments in such payment intervals as are the usual custom of the Company, but not less often than bi-monthly (“Salary”). Executive’s Salary shall be increased annually consistent with increases given to other executives of the Company; provided however, Executive shall abstain from any vote of the Managers and/or Members of the Company with respect to any change in Executive’s Salary, Bonuses, or other benefits.
          4.2 Bonuses. In addition to his Salary, the Company shall pay to Executive bonuses as described on Exhibit A attached hereto (“Bonuses”).
          4.3 Benefit Plans. Executive shall participate, to the extent he may be eligible, in all “Executive benefit plans” (as defined in Section 3(3) of the Executive Retirement Income Security Act of 1974, as amended) maintained by the Company or other executive benefit plans maintained by the Company for its executives. Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.

          4.4 Vacation, Holidays & Leave. Executive shall be entitled to four weeks of paid vacation each year. Further, it is understood that the Company follows the standard national holidays and Executive will be entitled to take such normal holidays.
          4.5 Business Expenses. Company shall pay or reimburse the Executive for the reasonable and necessary business expenses of the Executive in performing Executive’s duties for the Company, in accordance with reasonable policies adopted by the Company from time to time.
          4.6 Other Benefits. In addition to the other benefits described in this Section 4, the Company shall provide Executive the use of a luxury automobile at least equal to the quality and level of the automobile presently provided by Lightyear to Executive, to be replaced every three (3) years. Additionally, at its expense, the Company shall obtain, maintain and pay for life insurance covering Executive, of which Executive’s family or trusts shall be the beneficiary, in the total face amount of $6,000,000, consisting of the whole life policy in the face amount of $3,000,000 and the term life policy in the face amount of $3,000,000 presently provided by Lightyear for the benefit of Executive (in addition to any key-man insurance the Company elects to maintain on Executive’s life for the Company’s benefit). This insurance policy shall be assigned (without payment to the Company) to Executive should he ever leave the employment of the Company, whatever the reason or cause.
5. Confidentiality, Noncompetition and Other Covenants. In consideration of Company’s employment of Executive hereunder, Executive does hereby covenant and agree with the Company as follows:
          5.1 Confidentiality Covenant. Executive and the Company recognize that due to the nature of Executive’s association with the Company and its “Affiliates” (as defined in Section 5.6(a)), Executive will have access to and will acquire confidential and proprietary information relating to the business and operations of the Company and its Affiliates (collectively, “Confidential Information”), including, without limiting the generality of the foregoing, (i) any and all trade secrets concerning the business and affairs of the Company, data, know-how, and ideas, past, current and planned, development, subscription lists, current and anticipated customer requirements, customer, circulation or subscription lists or information, advertiser lists or information, price lists, market studies, business plans, computer software and programs and any other information, however documented, of the Business and the Acquired Assets that is a trade secret; (ii) any and all information concerning the business and affairs of the Company, however documented; and (iii) any and all notes, compilations, studies, summaries, and other material prepared by or for the Company. Executive acknowledges that the Confidential Information is of central importance to the business of the Company and its Affiliates and that disclosure of it to or its use by others would cause substantial loss to the Company and its Affiliates. Executive shall keep the Confidential Information confidential and shall not disclose any Confidential Information to any Person (as defined in Section 5.6(b)), firm or corporation, or use the same in any other way except in connection with and to promote the business and activities of the Company and its Affiliates and as required by law. Further, any and all data, written materials, records or documents made or obtained by Executive during the Term, or after the termination of this Agreement, concerning the business or affairs of the Company and its Affiliates shall be the property of the Company and its Affiliates, and will be promptly delivered by Executive to the Company upon Executive’s termination of employment for any reason.
          5.2 Nonsolicitation of Customers and Employees Covenant; Non-Competition. Provided the Company is not and has never been in default of its payment obligations described in the last sentence of this Section 5.2, Executive shall not, for a period of eighteen months after termination of Executive’s employment with the Company, regardless of the reason for such termination, directly or indirectly, individually or on behalf of any other Person (except the Company or an Affiliate), (i) solicit or divert any business, activity or service of the type then being conducted by the Company or an Affiliate from any Person (a) who is then a customer of the Company or an Affiliate, or (b) who was such a customer during the eighteen-month period immediately prior to such solicitation or diversion, or (c) who the Company or an Affiliate has made a presentation to become a customer during the eighteen-month period immediately prior to such solicitation or diversion and (ii) hire, retain, or attempt to hire or retain any employee, officer, director, manager, agent, or sales agent of the Company, or in any way interfere with the relationship between the Company and any of its employees, officers, directors, managers, agents, or sales agents. Provided the Company is not and has never been in default of its payment obligations described in the last sentence of this Section 5.2, for a period of eighteen months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not, anywhere in the United States of America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, enter into the employ of, or guarantee the obligations of, any Person engaged in or planning to become engaged in the Business.
          As consideration for the covenants set forth in this Section 5.2, the Company shall continue Executive’s Salary for the eighteen-month period following termination of Executive’s employment for a reason other than for death or “Cause” as hereinafter defined, provided no such amount under this Section 5.2 shall be payable if Executive is terminated for death or Cause or if the Executive also receives “Termination Benefits,” as hereinafter defined.
          5.3 Property of the Company. At no time shall Executive remove or cause to be removed from the premises of the Company or any Affiliate any memorandum, note, list, record, file, disk, document or other paper, electronic data, intellectual property, equipment or any like item relating to the business of the Company (“Company Property”) except in the furtherance of the performance of Executive’s duties on behalf of the Company or an Affiliate. All Company Property made or compiled by the Executive or made available to Executive shall be and remain the property of the Company or an Affiliate, as the case may be, and shall be delivered to the Company promptly upon the termination of the Executive’s employment with the Company or at any other time upon written request by the Managers of the Company.
          5.4 Cumulative Remedies; Enforceability.
               (a) In the event of Executive’s breach or threatened breach of the covenants set forth in this Section 5, the parties acknowledge that the Company will suffer irreparable harm and the Company will be entitled to an injunction restraining Executive from committing such breach. Executive hereby affirmatively waives any requirement that the Company post any bond, demonstrate the likelihood of irreparable harm to the Company, or demonstrate that any actual damages will be suffered by the Company or any other entity seeking enforcement hereof as a result of Executive’s breach of any of the covenants set forth in this Section 5.
               (b) The covenants and agreements contained in this Section 5 will be construed as independent of each other, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the Company’s enforcement of such covenants, and they shall be construed as separate covenants and agreements. If any court shall finally determine that the restraints provided for in any such covenants and agreements exceed the maximum area, activity or time such court deems reasonable and enforceable, said area, activity or time shall be deemed to become and thereafter shall be the maximum area, activity or time which such court deems reasonable and enforceable, and such covenants and agreements shall be enforced as to such reduced area, activity or time.
               (c) Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.
          5.5 Reasonableness of Scope and Duration. Executive understands and agrees that the covenants and agreements contained in this Section 5 are, taken as a whole, reasonable in their geographic scope and duration, and Executive will not raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants. Executive understands that the provisions of this Agreement have been carefully designed to restrict Executive’s activities to the minimum extent which is consistent with the Company’s requirements. Executive has carefully considered these restrictions, and Executive confirms that they will not unduly restrict Executive’s ability to obtain a livelihood.
          5.6 Definitions. The following terms, when used herein, shall have the meanings set forth below:

               (a) Affiliate. Any Person controlled by, controlling or under common control with such Person. For the purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, law or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
               (b) Person. Any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof and any syndicate or group deemed to be a “person” under Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934.
6. Termination of Employment.
          6.1 Termination. Executive’s employment with the Company shall terminate prior to the expiration of the Term, upon the first occurrence of the following events:
               (a) Death. Upon the death of Executive.
               (b) Disability. The Managers may, in their good faith discretion, determine that the Executive has a “Disability” if: (i) Executive has been declared legally incompetent by a final court decree for a period of six (6) consecutive months (the date that is six (6) months after the date of such court decree being deemed the date on which the Disability occurred); or (ii) Executive has qualified to receive benefits under a long-term disability insurance policy held by the Company and has been declared to be totally disabled by the insurer for a period of six consecutive months; or (iii) because of a medically determinable disease, injury, or other mental or physical disability, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for a period of six consecutive months in any 12-month period. In making the determination that Executive has a Disability the Managers shall take into consideration the applicable provisions of the Americans with Disabilities Act.

          (c) Cause. Executive is discharged for “Cause,” which, for the purposes of this Agreement, shall mean:
          (1) a breach of any material provision of this Agreement; or
          (2) a determination by the Managers that Executive has been grossly negligent in the performance of Executive’s duties and responsibilities hereunder or Executive has refused, after receiving notice from the Managers, to serve and carry out in all material respects, Executive’s primary duties and responsibilities hereunder; or
          (3) theft by the Executive affecting the Company or an Affiliate or affecting customers of the Company or an Affiliate; or
          (4) conviction of any criminal offense of the Executive involving a felony or a crime involving moral turpitude;
provided, that upon the occurrence of any of the events described in (1) or (2) above, Executive shall be given a written notice by the Company which describes such breach or negligence or neglect, in detail, and Executive shall have a 30-day period within which to cure same. In such event, Cause shall exist only if Executive shall fail to cure such default within such 30-day period after written notice by the Company.
6.2 Termination Benefits.
          (a) Death or Disability. Upon the Disability of Executive prior to the end of the Term, the Company shall pay Executive (or his estate) a severance benefit equal to his Salary then in effect multiplied by the greater of (i) 2 or (ii) the number of years (and fractions thereof) remaining in the Term (such amount being referred to as “Termination Benefits”). The Termination Benefits shall be paid in equal bi-monthly installments over a period of 12 months following his Disability.
          (b) Cause. If Executive’s employment is terminated for Cause, Executive shall be entitled only to Executive’s Salary accrued through the date of termination at the rate in effect on that date and any other benefits due Executive under the Company’s executive benefit plans, executive pension benefit plans and other contracts, plans or agreements which provide benefits or compensation for him then in effect, and shall be entitled to no other compensation or benefits under this Agreement.
     6.3 Return of Company Property. Executive shall, upon the termination of Executive’s employment, immediately surrender to the Company all of the Company’s property, including, without limitation, equipment, funds, lists, manuals, books, records or other Confidential Information (including all copies of the foregoing) in the possession of, or provided to, Executive.
7. Mediation of Claims. In the event that a claim (“Claim”) is asserted by a party hereto (“Claimant”) that the other party (“Recipient”) has breached or failed to perform any provision of this Agreement, the Claimant shall give a detailed written notification to Recipient (“Claims Notice”) of the alleged breach or failure to perform. Within 10 days after receipt of the Claims Notice, Recipient shall submit to Claimant a written response. The response shall describe the specific facts and circumstances in reasonable detail as to why Recipient disputes the Claim. At that time either party shall institute mediation of the Claim in accordance with the Commercial Mediation Rules of the American Arbitration Association then in effect in accordance with the following procedures and provisions:
     7.1 Qualification of Mediator. Unless the parties agree otherwise, the mediator shall be a lawyer with excellent academic and professional credentials who (a) is or has been a partner in or counsel to a highly respected law firm for at least 10 years as a practicing attorney specializing in employment law, (b) has had both training and experience as a mediator, and (3) is impartial, and who has never represented Executive or the Company or any of its Managers or other owners or related parties.
     7.2 Selection of Mediator. The party initiating mediation of the Claim shall give the other party a notice setting forth the list of the names and resumes of three persons who that party (“Initiating Party”) believes would be qualified as a mediator. Within 15 days after delivery of this notice, the other party (“Recipient Party”) shall give a counter-notice to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the three persons listed by the Initiating Party, or if no such selection is made, the Recipient Party may set forth a list of names and resumes of three persons who the Recipient Party believes to be qualified as a mediator. Within 10 days after delivery of the counter-notice the Initiating Party may designate a person to serve as mediator from among the three persons listed by the Recipient Party. If the parties cannot agree on a mediator from the three nominees submitted by each party, the mediator shall be selected by the Regional Vice President of the American Arbitration Association where the mediation is to be held.
     7.3 Mediation Session. Within 30 days after the mediator has been selected, both parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours. Efforts to reach a settlement will continue until the conclusion of the proceeding, which is deemed to occur when: (a) a written settlement is reached, or (b) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (c) the parties agree in writing that an impasse has been reached. Neither party may withdraw before the conclusion of the proceeding, provided, that if a party breaches this duty, such party shall pay all of the costs and expenses of the mediator. Except as provided in the immediately preceding sentence, each party shall pay its or Executive’s costs and expenses of the mediation, including attorneys’ fees, and the costs and expenses of the mediator shall be shared equally by the parties.
     7.4 Confidentiality of Mediation. All conferences and discussions which occur in connection with the mediation conducted pursuant to this Agreement shall be deemed settlement discussions and nothing said or disclosed nor any document produced which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.
     7.5 Obligation to Mediate. The parties regard the obligation to mediate an essential provision of this Agreement and one that is legally binding on them. In case of a violation of such obligation by either party, the other may bring an action to seek enforcement of such obligation in any court of law having jurisdiction thereof.

     7.6 Failure to Settle in Mediation. If the Claim cannot be settled as a result of the mediation sessions, the mediation process shall end.
8. Miscellaneous Provisions.
     8.1 Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which the Company may merge or consolidate, or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated.
     8.2 Amendment; Waiver. This Agreement may be amended, modified or superseded only by a written instrument signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party’s rights, powers and remedies.
     8.3 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties related to the subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

     8.4 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Kentucky, applicable to contracts to be wholly performed within such state without giving effect to any conflict of law, rule or principle of such state.
     8.5 Headings; Section References; Construction. Section headings or captions contained in this Agreement are inserted only as a matter of convenience and reference and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     8.6 Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties (a) on the date of personal delivery against a written receipt, or (b) on the date sent by confirmed telephonic facsimile transmission, or (c) on the first business day following the date of delivery to a nationally recognized overnight courier service, or (d) or the third business day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case addressed as follows, or to such other address, person or entity as any party may designate by notice to the others in accordance herewith:

To Executive:	J. Sherman Henderson, III
1901 Eastpoint Parkway
Louisville, KY 40223

With copy to:	Michael M. Fleishman
Greenebaum Doll & McDonald PLLC
3300 National City Tower
Louisville, Kentucky 40202

To Company:	LY Acquisition LLC
c/o McBrayer, McGinnis, Leslie & Kirkland PLLC
201 E. Main Street, Suite 1000
Lexington, Kentucky 40507
Attn: W. Brent Rice, Esq.

With copy to:	Sawyer & Glancy PLLC
3120 Wall Street, Suite 310
Lexington, Kentucky 40513
Attn: Robert V. Sartin, Esq.
     8.7 Policies, Regulations and Guidelines for Executives. The company may, from time to time, issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda or otherwise, relating to the Company’s Executives. Executive acknowledges and agrees that such material are general guidelines for Executive’s information and shall not be construed to alter, modify or amend this Agreement for any purpose whatsoever.
     8.8 Severability of Provisions. If a court in any final, unappealable proceeding holds any provision of this Agreement or its application to any person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.
[SIGNATURES ON FOLLOWING PAGE]

     In Witness Whereof, the parties have entered into this Agreement as of the date first written above.

LY ACQUISITION LLC

By:	/s/ W. Brent Rice
Title:	Interim CEO

(“Company”)

/s/ J. Sherman Henderson, III

J. SHERMAN HENDERSON, III

(“Executive”)

Exhibit A
Bonuses
For each of the Company’s fiscal years during the Term, commencing with fiscal year 2003, the Company shall pay to Executive a bonus in amounts computed as described herein.
     Attached hereto is the Company’s Projected Income Statement for the Company’s fiscal years 2004 through 2008 prepared on July 7, 2003 (“Projections”). Reflected on such Projections is the Company’s projected (i) EBITDA (computed without regard to the bonuses paid hereunder) for each of such fiscal years (for each of such fiscal years individually, the “Projected EBITDA”) and (ii) amortization of the Company’s indebtedness for each of such fiscal years (for each of such fiscal years individually, the “Projected Amortization”).
1.	For any fiscal year that the Company achieves at least 75% of such Projected EBITDA (pro-rated for less than any fiscal year), the Company shall pay to Executive a Bonus for performance in an amount equal to Executive’s Salary in effect for such year multiplied by the percentage of Projected EBITDA actually achieved for that fiscal year, up to and including 110% (the “First Tier Bonus”). The First Tier Bonus shall be paid in quarterly installments, within 20 days following the end of each calendar quarter during each fiscal year, in an amount equal to 75% of the bonus calculated on the actual EBITDA achieved in that calendar quarter, as compared to Projected EBITDA for that quarter, with the remainder of the First Tier Bonus for that quarter, if any, being paid within 20 days following the end of each fiscal year.

2.	In addition to the First Tier Bonus, in the event the Company during a fiscal year achieves more than 110% of Projected EBITDA (pro-rated for less than any fiscal year), then the Company shall pay to Executive an additional bonus for performance (the “Second Tier Bonus”) in an amount equal to 10% of the amount of EBITDA achieved by the Company in that fiscal year in excess of 110%, up to and including 120%, of Projected EBITDA for that fiscal year.

3.	For any fiscal year during which the Company achieves more than 120% of Projected EBITDA (pro-rated for less than any fiscal year), then, in addition to the First Tier and Second Tier Bonuses, the Company shall pay to Executive an additional bonus for performance (“Third Tier Bonus”) in an amount equal to 15% of the amount of EBITDA achieved by the Company in such fiscal year in excess of 120% of Projected EBITDA for that fiscal year.

4.	Such Second Tier and Third Tier Bonuses shall be paid to Executive within 60 days following the expiration of each fiscal year of the Company during the Term.

5.	All of the First, Second and Third Tier Bonuses shall be based upon the Company’s actual EBITDA calculated prior to and without any deduction for such First, Second and Third Tier Bonuses. Additionally, all of such Bonuses shall be cumulative and not in lieu of another.

6.	The effects of any merger, purchase of assets or other acquisition that is consummated without Executive’s written consent, shall be excluded in all respects from the actual EBITDA of the Company for purposes of calculating the Executive’s First, Second and Third Tier Bonuses.

7.	Notwithstanding anything in this Exhibit A or in the Agreement to the contrary, the amount of all bonuses actually paid to the employees of the Company, including but not limited to any First, Second and Third Tier Bonuses, shall not exceed for any quarter or fiscal year for which such bonuses are based, twenty-five percent (25%) of the following sum for such period: (i) the actual EBITDA of the Company (calculated after deduction for the bonuses scheduled to be paid) plus (ii) the amount of such bonuses scheduled to be paid (the “Limitation”). If the bonuses scheduled to be paid exceed the Limitation, Executive shall reduce the individual bonuses, including but not limited to any First, Second and Third Tier Bonuses, on a case-by-case base in his own discretion so that the total amount of the bonuses actually paid shall not exceed the Limitation.

8.	Notwithstanding anything in this Exhibit A or in the Agreement to the contrary, the bonuses to be paid to the employees of the Company, including but not limited to any First, Second and Third Tier Bonuses to be paid to the Executive, shall be deferred until such time as the Projected Amortization has been paid on schedule.

9.	Executive shall be paid a performance bonus in the maximum amount of $466,000.00. Such bonus shall be paid in the three years after the second closing in proportion to the principal payments made to the members of the Company (for example, if in the three year period the investors have been paid $6,000,000.00 of the $8,000,000.00 principal due to them, then Executive will receive only 75% of the $466,000.00 bonus (i.e., $349,500.00)). Payments of this performance bonus shall be made at such times as the principal payments are made.

This performance bonus amount of $466,000.00 was calculated based on the assumption that the second closing would occur on March 31, 2004. If the second closing does not occur on March 31, 2004, this performance bonus amount will be adjusted accordingly by the mutual agreement of the Company and Executive.

January 27, 2010
John J. Greive
General Counsel
Lightyear Network Solutions, LLC
1901 Eastpoint Parkway
Louisville, KY 40223
      Re: Confirmation on Salary Reductions
Dear John:
     As you are aware my Employment Agreement dated July 30, 2003 provides for me to receive an annual salary of $450,000.00. I have voluntarily taken the following salary reductions over the last few years: January 8, 2007 – changed to $360,000 annually; July 19, 09 – changed to $324,000 annually; and December 6, 2009 – changed to $294,000 annually. The purpose of this letter is to confirm that I do not expect to receive back pay or any other amounts in the future to make up for the salary reductions.

Sincerely,
/s/ J. Sherman Henderson
J. Sherman Henderson